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                                                                   EXHIBIT 10.16

                                    AGREEMENT

         AGREEMENT between Univar Corporation, a Delaware corporation (the "Corporation"), and Gary E. Pruitt (the "Executive"), dated as of March 2, 1995.

                                    RECITALS

         A. The Board of Directors of the Corporation (the "Board") recognizes that the possibility of a change in control exists and that the threat or the occurrence of a change in control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

         B. The Board has determined that it is essential and in the best interest of the Corporation and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a change in control and to ensure his continued dedication and efforts in such event without undue concern for his personal financial and employment security; and

         C. In order to induce the Executive to remain in the employ of the Corporation, particularly in the event of a threat or the occurrence of a change in control, the Corporation desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a change in control.

         NOW, THEREFORE, it is hereby agreed as follows:

         1. TERM OF AGREEMENT. This Agreement shall remain in effect until canceled by the Corporation. This Agreement shall be automatically canceled on the date (the "Cancellation Date") that is one year after the date the Corporation gives the Executive written notice of cancellation; except that if a Change in Control, as defined in Section 2, occurs prior to such Cancellation Date, this Agreement shall remain in effect with respect to all rights accruing as a result of the occurrence of the Change in Control. This Agreement shall terminate and have no force or effect if Executive's employment is terminated for any reason prior to a "Change in Control" as defined below except under the circumstances set forth in Section 2(d) below.

         2. CHANGE IN CONTROL. "Change in Control" shall mean the occurrence during the term of this Agreement of any of the following events:

            (a) An acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the "Voting Securities") by an "Person" or "Group" (as such terms are used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of the combined voting power of the Corporation's then outstanding Voting Securities.



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            (b) The Board ceases for any reason to have at least a majority of
"Unaffiliated Directors" (which shall be defined as all members of the Board except those who are or were proposed for nomination as a member of the Board, or otherwise are "affiliated" or "associated" (as those terms are used for purposes of Rule 12b-2 of the 1934 Act Regulations) with a Person which has Beneficial Ownership of ten percent (10%) or more of the combined voting power of the Corporation.

            (c) Approval by stockholders of the Corporation of:

                (1) A merger, consolidation or reorganization involving the Corporation, unless

                    (i) the stockholders of the Corporation, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

                    (ii) at least a majority of the members of the board of directors of the Surviving Corporation are Unaffiliated Directors who were directors of the Corporation immediately prior to the execution of the agreement providing for such merger or consolidation.

                (2) A complete liquidation or dissolution of the Corporation.

            (d) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated during the term of this Agreement and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention to take or has taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

         3. TERMINATION OF EMPLOYMENT. If, during the term of this Agreement, there is a termination of the Executive's employment after a Change in Control, the Executive shall have the right to receive compensation and benefits described in Sections 4 and 5. The term "termination of the Executive's employment" for purposes of this Agreement, shall mean resignation or any other termination of the Executive for any reason other than: (i) cause (as defined below), (ii) the Executive's having reached age 65, (iii) death, or (iv) disability if the disability is covered by the Corporation's long-term disability plan. "Termination Date" shall mean the effective date of the termination of the Executive's employment. The term "Cause" shall mean (a) continued failure by Executive to perform his or her duties (except as a direct result of the Executive's incapacity due to physical or mental illness) for a period of at least six (6) months after receiving written notification by the Chief Executive Officer of the Corporation or an individual designated by


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the Chief Executive Officer (or the Board in the case of the Chief Executive
Officer) identifying the manner in which the Executive has failed to perform his or her duties; (b) engaging in conduct, which, in the opinion of a majority of the Board is materially injurious to the Corporation; or (c) conviction of the Executive of a misdemeanor involving moral turpitude or any felony.

         4. COMPENSATION. Subject to the provisions of Section 8, if there is a termination of the Executive's employment on or before 24 months after a Change in Control, the Executive shall have the right to receive the compensation described in this section during the Compensation Period even if the Executive is employed by another employer or is self-employed during that period. The term "Compensation Period" shall mean the period between the Termination Date and 30 months thereafter. However, in no event shall the Compensation Period extend beyond the end of the month in which the Executive reaches 65 years of age. During the Compensation Period the Executive shall continue to receive his Annual Salary and Target Incentives. The term "Annual Salary" shall mean the annual salary being paid the Executive immediately before his termination, determined prior to any deductions actually taken from salary (a) for salary reductions or deferrals under any plan of the Corporation, (b) for payment of employee benefits under any plan of the Corporation which were charged to the Executive, and (c) for the purchase of stock under any plan of the Corporation. The term "Target Incentive" shall mean the Target Incentive as determined under the incentive plan last in effect for the Executive. The Annual Salary and Target Incentive shall be paid in equal monthly installments. Notwithstanding any other provision in this paragraph, if the Executive's Annual Salary and Target Incentive is less than the average of the Executive's gross compensation for the three calendar years prior to the Executive's Termination Date, the Executive shall receive, in monthly payments, such average annual gross compensation during the Compensation Period instead of his current Annual Salary and Target Incentive. The term "gross compensation" shall mean compensation as reported on the Executive's Federal Income Tax Withholding Statement (Form W-2) plus any of the following three items to the extent they were not reported on the Executive's Federal Income Tax Withholding Statement: (1) any salary reductions or deferrals under any plan of the Corporation; (2) any amounts paid for employee benefits under any plan of the Corporation which are charged to the Executive, and (3) any amounts charged to the Executive for the purchase of stock under any plan of the Corporation.

         5. BENEFITS. Subject to the provisions of Section 8, if there is a termination of the Executive's employment on or before 24 months after a Change in Control, the Executive shall continue to be treated during the Compensation Period as an "employee" under all stock option, purchase, or acquisition plans in effect on his Termination Date; however, no new stock or option awards shall be granted after the Executive's Termination Date. The Executive, his dependents, beneficiaries and/or estate shall continue to be entitled to all benefits under medical, dental, life insurance and similar plans (except for any disability plan) that are in effect on the Executive's Termination Date. If by reason of law or government regulation or third-party contractual restriction the Executive, his dependents, beneficiaries and/or estate, cannot receive or participate in a benefit, the Corporation shall, to the extent necessary, pay or provide for payment of


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such benefit to the Executive, his dependents, beneficiaries and/or estate in the same amount and manner as they would have been provided by the Plan. Notwithstanding the foregoing, if the Executive is employed by another employer, the Corporation shall not provide any medical, dental, life insurance and similar benefit to the extent it is provided by the other employer. The Executive shall not continue to participate in or accrue any benefits (beyond the benefits accrued as of the date of termination) under the Univar Corporation Retirement Plan, the Univar Uni$aver Tax Savings Investment Plan, or in any other plan described in Internal Revenue Code Section 401(a) after his Termination Date nor shall the Corporation provide equivalent benefits.

         6. EXCISE TAX LIMITATION.

            6.1 Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other plan or agreement of the Corporation (such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax (such net amount after such reduction is referred to as the "Limited Payment Amount"). Unless the Executive shall give other written instructions specifying a different order to the Corporation to effectuate the Limited Payment Amount, the Corporation shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's right and entitlements to any benefits or compensation.

            6.2 An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made at the Corporation's expense by an accounting firm selected by the Corporation which is a nationally recognized accounting firm (the "Accounting Firm"). Such Accounting Firm must also be acceptable to a majority of the officers of the Corporation who are parties to agreements which impose limitations similar to those set forth in this section. The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations, documentation, and a memorandum summarizing any relevant tax authorities to the Corporation and the Executive within five (5) business days of the Termination Date if applicable, or such other time as requested by the Corporation or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to


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dispute the Determination (the "Dispute") pursuant to the provisions of Section
9 of this Agreement. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Corporation and the Executive subject to the application of Section 6.3 below.

            6.3 As a result of the uncertainty in the application of Sections 4999 and 280G of the code, it is possible that the Payments to be made to, or provided for the benefit of, the Executive either have been made or will not be made by the Corporation which, in either case, will be inconsistent with the limitations provided in Section 6.1 (hereinafter referred to as an "Excess Payment" or "Underpayment," respectively). If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Corporation on demand (but not less than ten (10) days after written notice is received by the Executive) together with interest on the Excess Payment at the "Applicable Federal Rate" (as defined in Section 1274(d) of the Code) from the date of the Executive's receipt of such Excess Payment until the date of such repayment. In the event that it is determined (i) by the Accounting Firm, the Corporation (which shall include the position taken by the Corporation, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the Executive's satisfaction of the Dispute, that an Underpayment has occurred, the Corporation shall pay an amount equal to the Underpayment to the Executive within ten (10) days of such determination or resolution together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to the Executive until the date of payment.

         7. EFFECT OF DEATH. In the event of the death of the Executive during the Compensation Period, the compensation under Section 4 for the month in which death occurs shall be paid to the Executive's estate and the Compensation Period shall be deemed to have ended as of the close of business on the last day of the month in which the death occurred. Coverage of the Executive and any dependents under any plan described in Section 5 shall also end on such date. Nothing in this section shall affect payments due in respect of the Executive's death.

         8. NON-COMPETITION AND CONFIDENTIALITY. The Executive agrees that:

                (a) The Corporation shall cease providing payments and benefits under Section 4 and 5 (other than benefits or payments already earned or accrued) if, during the Compensation Period, the Executive shall be employed by or otherwise engage or be interested in any business which is competitive with any business of the Corporation or of any of its subsidiaries in which the Executive was engaged during his employment prior to a termination and if, but only if, such employment or activity is likely to cause, or causes, serious damage to the Corporation or any of its subsidiaries; and

                (b) during and after the Compensation Period, the Executive will not divulge or appropriate to the Executive's own use or the use of others any secret or confidential information or knowledge pertaining to the

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         business of the Corporation, or any of its subsidiaries, obtained during his employment by the Corporation or any of its subsidiaries.

The Board of Directors has determined, in its best judgment, that the payments to the Executive under Sections 4 and 5 are reasonable consideration for not competing as defined in (a) and for maintaining the confidentiality of information as provided for in (b).

         9. ARBITRATION OF ALL DISPUTES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in King County, Washington in accordance with the laws of the State of Washington by three arbitrators, one of whom shall be appointed by the Corporation, one by the Executive, and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 9. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of the Executive's rights under this Agreement, the Corporation shall pay the Executive's reasonable attorneys' fees and costs and expenses in connection with the enforcement of his said rights (including the enforcement of any arbitration award in court), regardless of the final outcome, unless the arbitrators shall determine that under the circumstances recovery by the Executive of all or part of any such fees and costs and expenses would be unjust.

         10. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he has filed in writing with the Corporation or, in the case of the Corporation, at its principal executive offices.

         11. NON-ALIENATION. The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.

         12. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Washington.

         13. AMENDMENTS. This Agreement may not be changed, waived or discharged orally but only by an instrument in writing signed by the parties against which enforcement of such change, waiver, or discharge is sought.

         14. SUCCESSORS. This Agreement shall extend to and be binding upon the Corporation, its successors and assigns.

         15. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.



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         16. HEADINGS. The headings of the sections in this Agreement are solely for convenience or reference and shall not control the meaning or interpretation of any provision of this Agreement.

                                              UNIVAR CORPORATION

                                              By   /s/ James. W. Bernard
                                                   ---------------------------
                                              Its  President and CEO
                                                   ---------------------------
                                                     EXECUTIVE

                                                   /s/ Gary E. Pruitt
                                                   ---------------------------
                                                   Gary E. Pruitt




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